Exhibit 4.3 153872149.1 DESCRIPTION OF THE REGISTRANT’S COMMON STOCK Oppenheimer Holdings Inc. is incorporated in the State of Delaware. The rights of our stockholders and the terms of our common stock are generally covered by Delaware law, including the Delaware General Corporation Law, and our certificate of incorporation and amended and restated by-laws which are filed as exhibits to our Annual Report on Form 10- K. Authorized Capital Stock We are authorized to issue 100,099,665 shares of stock consisting of (a) 50,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); (b) 50,000,000 shares of Class A Non-Voting Common Stock, par value $0.001 per share (the “Class A Common Stock”); and (c) 99,665 shares of Class B Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”). The Class A Common Stock and the Class B Common Stock are equal in all respects except that the Class A Common Stock is non-voting. No Preferred Stock has been issued. Common Stock The following briefly summarizes the material terms of our Common Stock: Voting Rights. The holders of Class B Common Stock are entitled to one vote for each share held as of the record date for each meeting of stockholders. The holders of Class A Common Stock have no voting rights other than those voting rights required by law. Stockholders do not have the right to cumulate their votes. General. Except with respect to voting rights and as required by law, the holders of Class A Common Stock will have the same powers, rights, and preferences as, and will rank equally and share proportionately with, and be identical in all respects as to all matters to, the holders of Class B Common Stock, including the right to attend stockholders meetings and receive informational distributions from us with respect to such meetings. No Preemptive or Conversion Rights. Our Common Stock does not entitle its holders to any preemptive, redemption, conversion, sinking fund or subscription rights. Assets Upon Dissolution. In the event of our liquidation, dissolution or winding-up, holders of Common Stock are entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior or equal rights of any of our Preferred Stock then outstanding. Dividends. Holders of Common Stock are entitled to receive ratably the dividends or distributions that our Board of Directors may declare out of legally available funds, subject to any preferential dividend rights of any of our Preferred Stock then outstanding. Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Computershare Inc. Preferred Stock

153872149.1 2 Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the powers, rights, preferences, qualifications, restrictions, and limitations granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. No Preferred Stock has been issued. Anti-Takeover Provisions of Delaware Law We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless, among other exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our Class A Common Stock. Anti-Takeover Provisions of the Certificate of Incorporation and By-Laws We have authorized and outstanding 99,665 shares of Class B Common Stock. In addition, our certificate of incorporation provides for the issuance by our Board of Directors of up to 50 million shares of Preferred Stock with voting power, designations, preferences and other special rights as they may determine. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of holders of Common Stock. No Preferred Stock has been issued. Preferred stockholders, like Class B Common Stockholders, could also make it more difficult for a third party to acquire our company. The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company, like the Class B Common Stock. The foregoing provisions of our certificate of incorporation and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company. Section 2.11 of our amended and restated by-laws establish an advance notice procedure for stockholders to bring matters before an annual or special meeting, including proposed nominations of person for election to our Board of Directors. These procedures specify

153872149.1 3 the information stockholders much include in their notice and the timeframe in which they must give us notice. Our amended and restated by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, Section 2.8 of our amended and restated by-laws permits only the Chairman of our Board of Directors, a majority of our Board of Directors, our Chief Executive Officer or our President to call a special meeting of the stockholders for any purpose or purposes unless otherwise provided by statute, rather than a percentage of our stockholders. Any such person or persons may postpone any special meeting of the stockholders at its or their discretion, even after notice thereof has been mailed.